SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 1, 2004

SIRIUS SATELLITE RADIO INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-24710	52-1700207
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1221 Avenue of the Americas, 36th Fl., New York, NY	10020
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (212) 584-5100

      Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

      ☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      ☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      ☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      ☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8.01 Other Events

      We have entered into an agreement with Howard Stern, one of the most widely listened to radio and entertainment personalities in the United States, and his production company. Pursuant to the agreement, commencing on January 1, 2006, Stern will move his radio show to SIRIUS Satellite Radio from terrestrial radio as part of a channel created by Stern. We also expect Stern to develop and produce one or more additional channels of programming for us during the term of the agreement. The agreement will expire on December 31, 2010.

      Our financial obligations under the agreement are material, and consist of both fixed and incentive payments. These obligations are payable partly in cash and partly in shares of our common stock.

      We estimate that we will recoup our fixed obligations under the agreement when we acquire approximately 1,000,000 incremental subscribers. This estimate is based upon a number of significant assumptions (which we believe to be reasonable but which contain significant uncertainties), including the timing and costs of acquiring such subscribers and the length of time such individuals remain subscribers. In addition, if we achieve the incentive milestones contained in the agreement, we believe that the material positive effects on our business will far outweigh the related incentive payments.

      Our aggregate fixed obligations under the agreement are approximately $100 million per year. These costs include production and operating costs for the show, including compensation of show cast and staff, overhead, construction costs for a dedicated studio, a budget for the development of additional programming and marketing concepts, and payments to Stern and his agent.

      We are also obligated to make substantial stock-based incentive payments under the agreement if we significantly exceed agreed upon year-end subscriber targets during the term of the agreement, or acquire material amounts of subscribers during the term directly and trackably through Stern's efforts. In addition, upon reaching an agreed upon number of subscribers, we will share a portion of the revenue we derive directly from advertising on the Stern channels, and the revenue we derive from subscribers acquired during the term directly and trackably through Stern's efforts.

      We believe that our agreement with Stern will have a material positive benefit to our business, including a positive impact on consumer awareness, average revenue per subscriber, churn and partner relations. Nevertheless, in the event we generate substantially fewer than 1,000,000 subscribers in excess of our current plans due to the addition of Stern to our programming line-up, the large fixed obligations under the agreement with Stern could have a material negative impact on our financial condition and results of operations.

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SIRIUS SATELLITE RADIO INC.

By: /s/ Patrick L. Donnelly Patrick L. Donnelly Executive Vice President, General Counsel and Secretary

      Dated: October 6, 2004